EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENTS


     We consent to the incorporation by reference in this Registration Statement of R.J. Reynolds Tobacco Holdings, Inc. on Form S-8 of (i) our report dated January 27, 2000 (February 23, 2000 as to Note 14), appearing in the Annual Report on Form 10-K of R.J. Reynolds Tobacco Holdings, Inc. for the year ended December 31, 2000 and (ii) our reports dated June 19, 2000, appearing in the Annual Report on Form 11-K of the R. J. Reynolds Capital Investment Plan and the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco Company in Puerto Rico for the year ended December 30, 1999.



/s/ DELOITTE & TOUCHE LLP
Winston-Salem, North Carolina

April 26, 2001